Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
     Financial Institutions, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-87338) pertaining to the Financial Institutions, Inc. 401(k) Plan, of our report dated June 24, 2005 relating to the statement of net assets available for benefits of Financial Institutions, Inc. 401(k) Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended, which appear in the December 31, 2005 annual report on Form 11-K of the Financial Institutions, Inc. 401(k) Plan.
/s/ KPMG LLP
Buffalo, New York
June 28, 2006